Exhibit 99.1

5151 San Felipe
Houston, Texas 77056
NYSE: CPGX

NEWS RELEASE	December 2, 2015

Columbia Pipeline Group Announces Upsize and Pricing of Common Stock

HOUSTON– Columbia Pipeline Group, Inc. (NYSE: CPGX) (“CPG”) today announced the upsizing and pricing of its previously announced underwritten public offering. Due to strong demand, the size of the offering has been increased from the previously announced 51 million shares of common stock to 71.5 million shares of its common stock at a price of $17.50 per share. In connection with this offering, CPG granted the underwriters a 30-day option to purchase up to 10.725 million additional shares of its common stock. The offering is expected to close on December 7, 2015, subject to certain closing conditions.

CPG plans to use the net proceeds from this offering, together with cash flow from operations and available borrowings under its revolving credit facilities, to fully fund, directly or indirectly, the 2016 cash capital expenditure requirements of itself and its subsidiaries, which may include making investments in, or other funding arrangements with, Columbia Pipeline Partners LP. Pending such use, the net proceeds from this offering will be used to repay in full amounts outstanding under CPG’s revolving credit facility and outstanding amounts under CPG’s commercial paper program with the remainder to be held as cash or invested in short term securities, or a combination of both.

The common stock is being offered and will be sold pursuant to an effective shelf registration statement on Form S-3 that was previously filed with the Securities and Exchange Commission (“SEC”).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state. This offering is being made only by means of a prospectus and related prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1993, as amended.

Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC, Barclays, Citigroup, J.P. Morgan, and Wells Fargo Securities are acting as joint book-running managers for this offering. A copy of the prospectus supplement and accompanying base prospectus, when available, relating to the offering may be obtained for free by visiting EDGAR on the SEC website at http://www.sec.gov or by sending a request to:

Goldman, Sachs & Co. Prospectus Department 200 West Street New York, NY 10282 Telephone: 1-866-471-2526 Email: prospectus-ny@ny.email.gs.com	Credit Suisse Securities (USA) LLC Attn: Prospectus Department One Madison Avenue New York, NY 10010 Telephone: 1-800-221-1037 Email: newyork.prospectus@credit-suisse.com

Citigroup c/o Broadridge Financial Solutions 1155 Long Island Avenue Edgewood, NY 11717 Telephone: 1-800-831-9146 Email: prospectus@citi.com	Barclays Capital Inc. c/o Broadridge Financial Solutions 1155 Long Island Avenue Edgewood, New York 11717 Telephone: 1-888-603-5847 barclaysprospectus@broadridge.com

J.P. Morgan Securities LLC Attn: Broadridge Financial Solutions 1155 Long Island Avenue Edgewood, NY 11717 Telephone: 1-866-803-9204	Wells Fargo Securities Attn: Equity Syndicate Dept. 375 Park Avenue New York, NY 10152 Telephone: 1-800-326-5897 Email: cmclientsupport@wellsfargo.com

About Columbia Pipeline Group, Inc.

Columbia Pipeline Group, Inc. operates approximately 15,000 miles of strategically located interstate pipeline, gathering and processing assets extending from New York to the Gulf of Mexico, including an extensive footprint in the Marcellus and Utica shale production areas. Columbia Pipeline Group, Inc. also operates one of the nation’s largest underground natural gas storage systems. Columbia Pipeline Group, Inc. is listed on the NYSE under the ticker symbol CPGX.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of federal securities laws, which are statements other than historical facts and that frequently use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “should,” “strategy,” “target,” “will” and similar words. All forward-looking statements speak only as of the date of this release. Although CPG believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecasted in such statements. This release contains certain forward-looking statements that are based on current plans and expectations and are subject to various risks and uncertainties. CPG’s business may be influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond CPG’s control. These factors include, but are not limited to, changes in general economic conditions; competitive conditions in our industry; actions taken by third-party operators, processors and transporters; the demand for natural gas storage and transportation services; our ability to successfully implement our business plan; our ability to complete internal growth projects on time and on budget; the price and availability of debt and equity financing; the availability and price of natural gas to the consumer compared with the price of alternative and competing fuels; competition from the same and alternative energy sources; energy efficiency and technology trends; operating hazards and other risks incidental to transporting, storing and gathering natural gas; natural disasters, weather-related delays, casualty losses and other matters beyond our control; interest rates; labor relations; large customer defaults; changes in the availability and cost of capital; changes in tax status; the effects of existing and future laws and governmental regulations; and the effects of future litigation. For a full discussion of these risks and uncertainties, please refer to the “Risk Factors” section of CPG’s Registration Statement on Form 10 dated and filed with the Securities Exchange Commission on February 6, 2015, as amended and declared effective on June 2, 2015. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. CPG expressly disclaims any obligation to update, amend or clarify any forward-looking statement to reflect events, new information or circumstances occurring after the date of this press release except as required by applicable law.

FOR ADDITIONAL INFORMATION:

Bruce Connery	James Yardley
Vice President, Investor Relations	Director, Corporate Communications
(713) 386-3603	(713) 386-3366
blconnery@cpg.com	jyardley@cpg.com